Exhibit 99.1

Zoom Telephonics Closes $3.4 Million Investment

Boston, MA, May 27, 2020 – Zoom Telephonics, Inc. (“Zoom” or the “Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today announced that it closed a $3.4 million common stock private investment at $1.52 per share on May 27, 2020. Several of the Company’s existing investors participated in the financing, including Palm Global Small Cap Master Fund LP, Zoom’s cofounder Frank Manning and Zoom’s Executive Chairman Jeremy Hitchcock.

The Company intends to use proceeds from the offering to fully fund its multi-year business plan to expand on new products and geographies. Product expansion is expected to happen across gateways, bridges, and WiFi mesh products. The Company’s Board will also analyze and explore the costs and benefits of a Nasdaq listing as it relates to increased investor awareness, liquidity, and other factors. Effective as of the closing of the offering, Mr. Joshua Horowitz and Mr. David Allen will join Zoom’s Board of Directors. Mr. Allen also participated in the financing.

Mr. Horowitz is a Portfolio Manager at Palm Management (US) LLC (“Palm”) overseeing hedge fund and constructive activist investments. Mr. Horowitz has served as a Director of three separate Nasdaq traded companies over the past six years. He served as a director of 1347 Capital Corp (Nasdaq: TFSC) from July 2014 to July 2016, and 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) from April 2015 to April 2018. He was also the Interim Chairman of the Board of Directors at Birner Dental Management Services, Inc. (OTC: BDMS), the only publicly traded dental service organization, from June 2018 until the Company’s sale to Mid Atlantic Dental Partners in January 2019. He currently serves on the Board of Limbach, Inc. (Nasdaq: LMB), a $500m engineering and construction concern, and is a board observer at Biomerica, Inc. (Nasdaq: BMRA). Prior to his work with Palm, Mr. Horowitz worked at Berggruen Holdings and Crossway Partners, LP. Mr. Horowitz commented, “We are pleased to increase our investment in Zoom and help the Company execute on its strategy with the help and guidance of a refreshed Board and a strong lead shareholder. We see enormous potential in Zoom’s business as it relates to building an asset light, scalable model against the backdrop of meaningful shifts in consumer behavior.”

Mr. Allen is the Vice President, Operations & Strategy at Oracle. He also worked as Senior Vice President at Dyn where he oversaw Dyn’s legal team, and was responsible for all aspects of the company’s legal matters. Prior thereto, Mr. Allen practiced law at Nixon Peabody LLP. In private practice, he represented strategic and financial buyers and sellers of publicly and privately held businesses and served as outside general counsel to technology companies. Mr. Allen said, “As home networks become indistinguishable from corporate networks, proven internet access products are more critical than ever. Zoom Telephonics is positioned to be a hub for the connected home and the remote workplace for years to come. I am excited to be part of Zoom's future.”

Jeremy Hitchcock, commented: “We are delighted to have Palm increase the size of its investment in the Company and to have Josh and Dave join our Board. I am excited to work with Josh and Dave as we all move forward with Zoom’s strategic plan.”

About Zoom Telephonics
Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) is the creator of innovative Internet access products that dependably connect people to the information they need and the people they love. Founded in 1977 in Boston, MA, the company now delivers cable modems, routers, and other communications products under the globally recognized Motorola brand. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the Company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626
Email: jhellman@equityny.com